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                                                                    EXHIBIT 6.3


                    NON-COMPETITION AND CONSULTING AGREEMENT


     This NON-COMPETITION AND CONSULTING AGREEMENT (the "Agreement") is made and entered into as of October 18, 1994, between CABLE LINK, INCORPORATED, an Ohio corporation (the "Company"), and E. JACK DAVIS ("Davis").

                                R E C I T A L S:

     WHEREAS, Davis has heretofore been President of the Company and the Company has heretofore employed Davis as a full-time employee of the Company; and

     WHEREAS, Davis has resigned from his office with the Company and whereas Davis' employment as a full-time employee of the Company has been terminated; and

     WHEREAS, the Company desires to retain Davis as a consultant to the Company and obtain a commitment from Davis to refrain from competing with the Company on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

     Section 1.   Control Share Acquisition Act.

                  1.1. Condition. This Agreement and all the obligations and duties of the parties hereunder are conditional upon the Company obtaining the approval of the shareholders of the Company in compliance with the provisions of the Ohio Control Share Acquisition Act (the "Acquisition Act") as it applies to the transactions (the "Transactions") contemplated by, and arising out of, this Agreement, a Share Purchase Agreement (the "Purchase Agreement") between Bob Binsky ("Binsky") and Davis and a Separation Agreement and General Release between the Company and Davis, both dated of even date herewith, and the documents and instruments executed in connection with the foregoing. This Agreement shall be null and void and of no effect if the Company does not obtain shareholder approval of the Transactions as contemplated by Section 3.3 of the Purchase Agreement.

                  1.2. Effort. The Company shall use its best efforts to comply with the provisions of the Acquisition Act in connection with the Transactions.

     Section 2.   Employment as Consultant.

                  2.1. The Company hereby retains Davis as a consultant to the Company from the date hereof through and including December 31, 1998, subject to the terms hereinafter set forth.

                  2.2. At any time through the last day of the term of this Agreement, Davis shall consult with and advise the Company with respect to the business engaged in by the Company at the date hereof when, and as requested by, the Company from time to time. Davis shall determine the time, manner and place at which the requested services shall be rendered to the Company in his reasonable discretion and Davis shall not be deemed to be an employee of the Company for any purpose. The Company shall not unreasonably request Davis to perform services hereunder that will conflict with Davis' business or personal schedule.

     Section 3.   Confidentiality and Assignment of Intellectual Property.

                  3.1. From the date hereof and thereafter, Davis agrees to hold in strictest confidence, and not use, or disclose to anyone, other than when such disclosure is authorized in writing by the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company which he now knows or hereafter learns of, which by way of


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                illustration and not limitation, includes scientific, technical and business information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, firmware, software (whether executable or source code), improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of employees of the Company. Davis shall return all writings, electronic recordings, or other copies or facsimiles possessed by Davis which include any such confidential knowledge, data or other proprietary information of the Company or other information as described above to an executive officer of the Company within 10 days of the date hereof and after such date, immediately upon the discovery of such material in his possession. In addition, Davis hereby agrees that, within 10 days of the date hereof and after such date, immediately upon the discovery of such material in his possession , he will return to the Company all of its property then in his possession and control, including but not limited to all records, documents, financial information, equipment, vehicles, disks, keys, and any other personal property of the Company, and deliver all of the property and assets of any employee benefit plan for the benefit of the employees of the Company and all records in connection therewith which are in his possession or under his control, or with respect to which he is a fiduciary to the trustees of such plans as they have been appointed by the Board of Directors. Company agrees that if it learns that Davis has any Company property it will promptly notify him thereof, and Davis shall return the property to the Company within 10 days from receipt of the notice.

                3.2. Except as otherwise provided in Section 4.2, Davis hereby assigns to the Company and agrees to execute, verify and deliver such documents necessary to effect such assignment without further payment or consideration, all of his right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which he may have solely or jointly conceived or reduced to practice, or caused to be conceived or reduced to practice during the period of his employment with the Company and while providing services to the Company at any time during the term of this Agreement, excluding only ideas, inventions, original works of authorship, developments, improvements and trade secrets which:

                (a) were not developed or produced using equipment, supplies, facilities or trade secrets that belong to the Company, and

                (b) do not relate to (i) the business of the Company as it is currently conducted or as it was conducted during the term of Davis' employment by the Company or (ii) actual or currently contemplated research or development conducted by the Company, and

                (c) were not developed or produced while providing services to the Company during the term of this Agreement or during ordinary business hours during the period of his employment with the Company.

                3.3. Davis acknowledges and agrees that all original works of authorship which were made by him (solely or jointly with others) within the scope of his employment during his term of employment with the Company or while providing services to the Company at any time during the term of this Agreement which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C.,
                Section 101).

                3.4. Davis agrees to assist the Company in every proper way to obtain and from time to time enforce United States and foreign proprietary rights, including patents and copyrights, relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries. To that end, Davis agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof.


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     Section 4. Non-Competition.

                4.1. Scope of Covenant. From the date hereof and through and including December 31, 1998 (the "Restriction Period"), Davis agrees and covenants that he will not: (a) engage or participate in any portion of the United States of America (the "Restricted Area"), in any activity or business which is the same or similar to the business engaged in by the Company at the date hereof;

                (b) serve as, act as, or be an employee, agent, consultant, representative, officer, director or investor (other than as an investor owning not more than 1% of the voting securities of any corporation having more than 500 stockholders) with or of, or receive any payment in the way of remuneration from, or loan, pledge or give money directly or indirectly to, any Person or Affiliate (as defined in Section 4.4) of a Person, which engages or becomes engaged, within the Restricted Area, in any activity or business which is the same or similar to the business engaged in by the Company at the date hereof;


                (c) without the written consent of the Company, directly or indirectly, for himself, or on behalf of or in conjunction with any Person, hire or endeavor to recruit or hire, as an employee, consultant, agent or representative, any individual, except Malissa Sullivan or Chris Chambers, who was an employee of the Company within one year of the date that Davis first hires or endeavors to recruit or hire such individual;

                (d) discourage or otherwise attempt to prevent any Person from doing business with the Company; nor

                (e) disparage, by any means and to any supplier or customer of the Company.


                4.2. Permissible Business Activity. Company agrees that Davis is the owner of the trade name "Life Quest" and that Davis may choose to engage in a business involving the dissemination of health care and medical information and the sale of health care and medical products and services under that trade name or other related trade names yet to be obtained. Company agrees that Davis may retain all rights to promote and carry on this business free of any claims of interference from the Company.


                4.3. Partial Unenforceability. If it is determined that any term of this Section 4 is unenforceable because of the duration or geographic scope of such term, the duration or geographic scope of such term shall be reduced to the maximum time and geographic scope permitted by applicable law and as so reduced, such term shall then be enforced.

                4.4. Definition of "Affiliate" and "Person". An "Affiliate" of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. A Person shall be deemed to be an Affiliate of any other Person if (a) he is an officer, director, partner, agent or attorney of such other Person; (b) he is the beneficial owner of 10% or more of any class of the equity securities of another Person; (c) he has a substantial beneficial interest in or serves as trustee or in a similar fiduciary capacity for such other Person; (d) it is an employee benefit plan for the benefit of the employees of such other Person or his Affiliates; or (e) such other Person (i) is the parent, spouse, or minor child of the specified Person, or
                (ii) shares the same house as the specified Person. "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, government or government body.

    Section 5.  Consideration.

                5.1. Payments for Non-Competition. In consideration of Davis' covenant not to compete with Company and Davis' other covenants and obligations hereunder, the Company shall pay $25,000 to Davis, payable in an initial installment of $4,861.08 and thereafter payable in 29 monthly installments of $694.44.


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                5.2. Payments for Consulting. In consideration of the consulting services of Davis hereunder and Davis' other covenants and obligations hereunder, the Company shall pay $350,000 to Davis, payable in an initial installment of $68,055.54 and thereafter in 29 equal installments of $9,722.22.

                5.3. Time for Payment. The first installment payment pursuant to each of Section 5.1 and 5.2 shall be paid on October 18, 1995 and the remaining installments shall be paid on the first day of each calendar month for the 29 months following such date. Payments shall be made by mailing to Davis at the address set forth in Section 8.4 below a cashier's check payable to the order of Davis in the amount required by the previous sentence.

                5.4. Reimbursement. The Company shall reimburse Davis for his reasonable out-of-pocket expenses which are first authorized by the Company and are incurred by him in the performance of his duties hereunder including expenses for travel and similar items, promptly after the presentation by Davis of an itemized account of expenses and reasonable documentation thereof.

   Section 6.   Remedies.

                6.1. Termination and Return of All Payments. If Davis engages in actions which constitute a material breach of his obligations under Section 4 "Non-Competition" of this Agreement, which actions are commenced before the first anniversary of this Agreement, upon entry of a judgment, from which the appeal period has expired without appeal or from which no appeal is available, that such a breach has occurred; then Davis shall return to the Company all payments made by the Company to Davis under Section 5 of this Agreement before the entry of such judgment, all payments made by the Company pursuant to the next sentence of this Section 6.1 shall be returned to the Company, and the Company shall not be obligated to make any further payments to Davis under Section 5 of this Agreement. If any action or proceeding has been commenced to determine whether Davis has materially breached before the first anniversary of this Agreement his obligations under Section 4 "Non-Competition" of this Agreement, the Company may pay any amounts due to Davis under Section 5 of this Agreement into the court before which such action or proceeding is pending and the Company shall not be deemed to be in default of its obligations to Davis under
                Section 5 of this Agreement for the purposes of this or any other agreement to which Davis is a party. Upon the completion of such action or proceeding, such court may direct the manner of the disbursement of any such payments.

                6.2. Injunction. Notwithstanding Section 6.1, Davis and Company specifically acknowledge and agree that the remedy at law for any breach of his or its obligations set forth in this Agreement shall be inadequate and that Davis and the Company, in addition to any other relief available to him or it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

   Section 7.   Legal Matters.

                7.1. Choice of Law. The validity, terms, performance and enforcement of this Agreement shall be governed by those laws of the State of Ohio which are applicable to agreements which are negotiated, executed, delivered and performed solely in the State of Ohio.

                7.2. Jurisdiction, Venue, Service of Process. The State and Federal District Courts located in Franklin County, Ohio shall have exclusive jurisdiction and venue of any action or proceeding arising out of or related to the negotiation, execution, delivery, performance or breach of this Agreement or any relationship or transaction between the parties hereto, regardless of the framing of any cause of action as lying in contract or tort or arising out of statute. The parties hereto hereby irrevocably consent to the personal jurisdiction of such courts, to such venue and to the service of process in the manner provided for the giving of notices in this Agreement. The parties hereto hereby waive all objections to such jurisdiction and venue including those which might be based upon inconvenience or the nature of the forum.


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                7.3. Payment of Attorneys' Fees. If either party hereto
                institutes any action or proceeding against the other relating to a purported default under the provisions of this Agreement, the non-prevailing party in such action or proceeding after such judgment agrees to reimburse the prevailing party for the reasonable expenses in excess of $25,000 for bringing such action, including reasonable attorneys' fees and disbursements, incurred by the prevailing party.

   Section 8.   Miscellaneous.

                8.1. Integration. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof. There are no covenants, agreements, understandings, representations or warranties (oral or written) between the parties hereto relating to the subject matter of this Agreement other than those set forth herein. There are no oral conditions precedent to the effectiveness of this Agreement.

                8.2. Waivers and Amendments. No waiver of any right or remedy under this Agreement and no amendment, change or modification of the terms hereof or rescission or termination hereof shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

                8.3. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

                8.4. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and deemed to be properly given when delivered in person or by overnight courier:

                If to the Company:

                Cable Link, Incorporated
                280 Cozzins Street, Suite 2-A
                Columbus, Ohio 43215
                Attention: Brenda L. Thompson, President

                with a copy to:

                Schwartz, Kelm, Warren & Ramirez
                41 South High Street
                Columbus, Ohio  43215-6188
                Attention:  Kenneth J. Warren, Esq.

                If to Davis:

                E. Jack Davis
                2047 Willowick Drive
                Columbus, Ohio  43229

                with a copy to:

                Hamilton, Kramer, Myers & Cheek
                471 East Broad Street, 19th Floor
                Columbus, Ohio  43215-3872
                Attention:  Timothy J. Ucker, Esq.

Either party may change his or its address for notices in the manner set forth above.


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                8.5. Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein shall not be interpreted against either party, but shall be interpreted according to the rules of interpretation for arms-length agreements.

                8.6. Rules of Construction. In this Agreement, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular; and the words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The names of the parties hereto, the date and the recitals first above written are part of this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do no define, limit, construe or describe the scope or intent of the provisions of this Agreement.

                8.7. Counterparts. This Agreement may be executed in counterparts, each of which when executed by the parties hereto shall constitute an original and both of which together shall be deemed one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                           CABLE LINK, INCORPORATED



                                           By:
                                               ---------------------------------
                                               Brenda L. Thompson, President




                                           -------------------------------------
                                           E. Jack Davis




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